NEWSRELEASE

COO Al Pichelli Assumes Title of Teledyne’s President

THOUSAND OAKS, Calif. – April 25, 2018 – The Board of Directors of Teledyne Technologies Incorporated (NYSE:TDY) announced today that Teledyne’s Chief Operating Officer, Al Pichelli, will also assume the title of President, effective immediately.

Robert Mehrabian will continue as Teledyne’s Chairman and Chief Executive Officer.

“Al Pichelli has been the Chief Operating Officer of Teledyne for the past two and one-half years. This is a well-deserved recognition of Al’s unwavering commitment to Teledyne for over 37 years, and his continuing successful leadership and contributions to Teledyne’s recent transformation,” said Robert Mehrabian, Chairman and Chief Executive Officer of Teledyne.

“The Board and I are delighted that Robert Mehrabian continues to serve as Teledyne’s Chairman and Chief Executive Officer and will continue his partnership with Al to take Teledyne to the next higher level,” said Charles Crocker, Lead Director of Teledyne’s Board of Directors.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542